Exhibit 10.5

FIRST AMENDMENT TO THE

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

(By and Between California Bank of Commerce and Steven E. Shelton)

This First Amendment (“Amendment”) to the Executive Supplemental Compensation Agreement dated as of May 7, 2018 (the “Agreement”), is made and entered into as of July 31, 2024, by and between California Bank of Commerce, N.A., a national association (the “Bank”) and successor by merger to California Bank of Commerce, a state-chartered commercial bank (“CBC Bank”), and Steven E. Shelton (the “Executive”).

WHEREAS, on January 30, 2024, California BanCorp (“CBC”), parent company of CBC Bank, and Southern California Bancorp (“SCB”), parent company of the Bank, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), which provided for the merger of CBC with and into SCB (the “Merger”) with SCB surviving, followed immediately thereafter by the merger of CBC Bank with and into the Bank, with the Bank surviving (the “Bank Merger”);

WHEREAS, the Merger and the Bank Merger were completed (the “Closing”) on July 31, 2024 (the “Closing Date”);

WHEREAS, the Executive and CBC Bank are parties to the Agreement pursuant to which Executive may be entitled to certain benefits following certain events;

WHEREAS, as a material inducement to CBC and SCB for entering into the Merger Agreement and consummating the Merger and the other transactions contemplated thereby, SCB, the Bank, and Executive entered into that certain Employment Agreement dated as of January 30, 2024 (the “Employment Agreement”), which was effective upon the Closing Date, and among other things, set forth desired terms to amend the SERP (as defined in the Employment Agreement) (i.e., to amend the Agreement); and

WHEREAS, Executive and the Bank desire to amend the Agreement to memorialize certain changes to the Agreement contemplated by Section 4 of the Employment Agreement, as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Amendment, intending to be legally bound, hereby agree as follows, in satisfaction of the terms set forth in Section C(4) of the Employment Agreement with respect to amendment of the SERP:

1.	Amendments. The Agreement is hereby amended as follows, effective immediately following the Closing:

A. The first sentence of Section 1.22 Target Benefit Amount is hereby amended to read in its entirety as follows:

“For the purposes of this Agreement, the “Target Benefit Amount” shall be an amount equal to thirty percent (30%) of the average of Executive’s three (3) highest calendar years of Base Salary (as of the date of Separation From Service, death, or Disability).”

B. The first paragraph of Section 4.1 is hereby amended to read in its entirety as follows:

“Executive Benefit Payments in the Event of: (i) Normal Retirement; (ii) an Involuntary Termination Without Cause; (iii) a Termination for Good Reason which occurs within six (6) months before or eighteen (18) months following a Change in Control; or (iv and v) if on or after May 7, 2025, Executive is Involuntarily Terminated or Executive Terminates For Good Reason. If (i) Executive Separates from Service on a date which satisfies the requirements of Normal Retirement (and other than for Cause or due to Disability, (ii) Executive Separates From Service due to an Involuntary Termination Without Cause; (iii) Executive Separates From Service within a period beginning six (6) months prior to a Change in Control and ending eighteen (18) months following a Change in Control and such Separation From Service is a Termination For Good Reason; or (iv and v) if on or after May 7, 2025, Executive is Involuntarily Terminated or Terminates For Good Reason, then the Executive Benefit to which Executive is entitled shall be determined as follows:”

2.	Governing Law. This Amendment and the obligations of the parties hereto shall be governed by and interpreted, construed and enforced in accordance with the laws of the California (regardless of the laws that might otherwise govern under applicable principles or conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

3.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery may be made by the facsimile transmission of a signed counterpart.

4.	Further Amendments. This Amendment cannot be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both of the parties. The execution of any further amendment to this Amendment by all parties hereto shall establish that such execution was made in accordance with any applicable requirements for approval.

5.	Entire Agreement. This Amendment constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, term sheets, letters of intent or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. Except as otherwise provided in this Amendment, the Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

In Witness Whereof, the undersigned have executed this Amendment, effective as of the Closing Date.

EXECUTIVE

/s/ Steven E. Shelton
Steven E. Shelton

CALIFORNIA BANK OF COMMERCE, N.A.

By:	/s/ David I. Rainer
Name:	David I. Rainer
Title:	Executive Chairman

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